Exhibit 99.1

McKinley Acquisition Corp Announces Pricing of $150 Million Initial Public Offering

NEEDHAM, Mass, Aug. 11, 2025 (GLOBE NEWSWIRE) -- McKinley Acquisition Corporation (the “Company”), announced the pricing of its initial public offering of 15,000,000 units at $10.00 per unit, with each unit consisting of one Class A ordinary share and one right. Each right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of the Company’s initial business combination. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “MKLYU” beginning on August 12, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights will be traded on Nasdaq under the symbols “MKLY” and “MKLYR,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

Clear Street LLC is acting as the sole book-running manager for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-manager.

The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained, when available, from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the "SEC"). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:
McKinley Acquisition Corp
info@mckinleyspac.com
Peter Wright